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                                                                    EXHIBIT 99.1

                   WORLD AIRWAYS ANNOUNCES CONTRACT EXTENSION
                     WITH SONAIR VALUED AT OVER $85 MILLION

Peachtree City, GA - July 31, 2003 - World Airways, Inc. (NASDAQ: WLDA) today announced the extension of an existing contract with Sonair Servico Aereo, S.A.R.L. (Sonair) of Luanda, Angola. Sonair is a subsidiary of Angola's National Oil Company, SONANGOL. The contract is expected to generate approximately $27 million in 2003, and the total value, including options, over a three-year period is more than $85 million.

World Airways signed its original contract with Sonair in May 2000, with an initial term of 14 months. World Airways and Sonair then signed an amendment to the contract that extended it for an additional year to December 31, 2002. The new contract extension announced today extends the contract until June 2004, and two one-year renewal options could further extend the contract until June 2006.

Hollis Harris, World Airways chairman and CEO, said, "We are delighted to continue this excellent relationship with Sonair. This extension is an indication of World Airways' ability to consistently provide high-quality, reliable service to our customers. We are particularly proud that Sonair has chosen World to continue these flights, and we look forward to supporting Angola's impressive growth plans and its emerging petroleum industry."

World Airways will operate the flights from Houston, Texas, to both Luanda, Angola, and Malabo, Equatorial Guinea. These "Houston Express" flights for Sonair are direct, non-stop flights, and are flown using a specially configured MD-11 aircraft featuring first-class, business class, and an upgraded economy configuration. The passenger flight service of the "Houston Express" is offered only to member companies of the US-Africa Energy Association. Association members are billed at competitive rates for the services actually used, which include ongoing travel arrangements. The 16-hour non-stop flight saves time for key executives, as well as increases productive work and leisure time for rotational employees. Delivery of high-priority freight is also speeded up dramatically.

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company's website at www.worldair.com.

["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.]

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